PROXY VOTING POLICIES AND PROCEDURES

         Ramius HVB Partners, LLC (the "Adviser") provides investment advisory services to private investment funds and registered investment funds, whose investment program primarily involves investing fund assets in private investment funds (each, a "Fund" and collectively, the "Funds"). The Adviser has authority to vote proxies relating to, or give approval/consent to amendments proposed by, such Funds.

         The Securities and Exchange Commission (the "SEC") has adopted Rule 206(4)-6 under the Investment Advisers Act of 1940. Under this rule, registered investment advisers that exercise voting authority over client securities are required to implement proxy voting policies and describe those policies to their clients.

         The Portfolio Manager is responsible for making all proxy voting decisions in accordance with these proxy voting policy and procedures (the "Policies").

I.       GENERAL POLICY

                  The general policy is to vote proxy proposals, amendments, consents or resolutions relating to Funds (collectively, "proxies") in a manner that serves the best interests of the fund managed by the Adviser, as determined by the Adviser in its discretion, taking into account relevant factors, including:

         A.       THE IMPACT ON THE VALUE OF THE RETURNS OF THE FUND;

         B.       THE ATTRACTION OF ADDITIONAL CAPITAL TO THE FUND;

         C. ALIGNMENT OF MANAGEMENT'S (AS DEFINED BELOW) INTERESTS WITH FUND OWNERS' (AS DEFINED BELOW) INTERESTS, INCLUDING ESTABLISHING APPROPRIATE INCENTIVES FOR MANAGEMENT;

         D.       THE COSTS ASSOCIATED WITH THE PROXY;

         E.       IMPACT ON REDEMPTION OR WITHDRAWAL RIGHTS;

         F.       THE CONTINUED OR INCREASED AVAILABILITY OF PORTFOLIO
         INFORMATION; AND

         G.       INDUSTRY AND BUSINESS PRACTICES.

II.      SPECIFIC POLICIES

         A. ROUTINE MATTERS

                  Routine matters are typically proposed by Management of a company and meet any of the following criteria: (i) they do not measurably change the structure, management, control or operation of the Fund; (ii) they do not measurably change the terms of, or fees or expenses associated with, an investment in the Fund; or (iii) they are consistent with customary industry standards and practices, as well as the laws of the state of incorporation applicable to the Fund.
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                  For routine matters, the Adviser will vote in accordance with the recommendation of the Fund's management, directors, general partners, managing members or trustees (collectively, "Management" ), as applicable, unless, in the Adviser's opinion, such recommendation is not in the best interests of the fund.

                  The Adviser will generally vote for the following proposals:

                  (1) To change capitalization, including to increase authorized common shares or to increase authorized preferred shares as long as there are not disproportionate voting rights per preferred share.

                  (2)      To elect or re-elect Board members.

                  (3)      To appoint or elect auditors.

                  (4)      To set time and location of annual meeting.

                  (5) To establish a master/feeder structure without a significant increase in fees or expenses.

                  (6)      To change the fiscal year or term of the Fund.

                  (7)      To change in the name of a Fund.

                  (8) To increase fees or expenses where the increase is in accord to industry standards; does not substantially impact on the value of the returns of the Fund; and may prevent the loss of management talent.

         B.       NON-ROUTINE MATTERS

                  Non-routine matters involve a variety of issues and may be proposed by Management or beneficial owners of a Fund (I.E., shareholders, members, partners, etc. (collectively, the "Owners")). These proxies may involve one or more of the following: (i) a measurable change in the structure, management, control or operation of the Fund; (ii) a measurable change in the terms of, or fees or expenses associated with, an investment in the Fund; or (iii) a change that is inconsistent with industry standards and/or the laws of the state of formation applicable to the Fund.

                  (1)      Structure, Management and Investment Authority

                           On a case-by-case basis, the Adviser will decide the following matters, taking into account these Policies and factors relevant to each proxy, as discussed below.
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                           (A)      Approval or Renewal of Investment Advisory
                                    Agreements

                                    I. proposed and current fee schedules

                                    II. performance history of the Fund

                                    III. continuation of management talent

                                    IV. alignment of interests between
                                    Management and Owners

                           (B)      Termination or Liquidation of the Fund

                                    I. terms of liquidation

                                    II. past performance of the Fund

                                    III. strategies employed to save the Fund

                           (C) Increases in Fees or Expenses. Where the increase is not in accord to industry standards; substantially impacts on the value of the returns of the Fund; or may potentially result in the loss of management talent.

                  (2)      Share Classes and Voting Rights

                           Unless exceptional circumstances exist or the change does not proposal would not impact the fund, the Adviser will vote against the following proposals:

                           (A) To establish a class or classes with terms that may disadvantage other classes.

                           (B)      To introduce unequal voting rights.

                           (C) To change the amendment provisions of an entity by removing investor approval requirements.

         C.       All Other Matters
                  All other decisions regarding proxies will be determined on a case-by-case basis taking into account the general policy, as set forth above.
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         D.       Abstaining from Voting or Affirmatively Not Voting
                  The Adviser will abstain from voting (which generally requires submission of a proxy voting card) or affirmatively decide not to vote if the Adviser determines that abstaining or not voting is in the best interests of the fund. In making such a determination, the Adviser will consider various factors, including, but not limited to: (i) the costs associated with exercising the proxy (E.G. translation or travel costs); and
                  (ii) any legal restrictions on trading resulting from the exercise of a proxy. The Adviser will not abstain from voting or affirmatively decide not to vote a proxy if the fund is a plan asset fund subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

III.     CONFLICTS OF INTEREST

                  At times, conflicts may arise between the interests of the fund, on the one hand, and the interests of the Adviser or its affiliates, on the other hand. To illustrate a few examples of a material conflict, the Adviser may have a conflict on a proxy for a Fund where:

         A. THE FUND'S SPONSOR IS A CLIENT OR PROPOSED CLIENT OF THE ADVISER (OR ITS AFFILIATES)

         B. THE ADVISER (OR ITS AFFILIATES) PROVIDES FINANCING SERVICES TO THE FUND; AND

         C. AN EMPLOYEE OF THE ADVISER HAS A CLOSE PERSONAL OR BUSINESS RELATIONSHIP WITH THE FUND'S SPONSOR.

IV.      PROCEDURES FOR PROXIES

                  The Portfolio Manager will be responsible for determining whether each proxy is for a "routine" matter or is otherwise covered by these Policies as described above. All proxies identified as "routine" or otherwise covered by the Policies will generally be voted by the Portfolio Manager in accordance with the Policies.

                  Any proxies that are not "routine", are not covered by the Policies, or for which the Portfolio Manager wishes to vote contrary to the Policies, will be submitted to the Proxy Committee for a determination as to whether any conflict of interest exists. The Proxy Committee will be made up of a member of the Legal Department; member of the Adviser that is not on the Investment Committee; and the Portfolio Manager. If no conflict of interest is found, the Portfolio Manager will be free to vote the proxy. If a conflict of interest is found, the Portfolio Manager will vote the proxy in accordance with the Proxy Committee's decision.

V.       RECORD OF PROXY VOTING

                  The Adviser will maintain, or have available, written or electronic copies of each proxy statement received and of each executed proxy.

                  The Adviser will also maintain records relating to each proxy, including the determination as to whether the proxy was routine or not and the voting decision with regard to each proxy. The Adviser will maintain such records in its offices for two years and for an additional three years in an easily accessible place.